Exhibit 99.2

FINAL TRANSCRIPT

Conference Call TranscriptTWTR — Q1 2005 Tweeter Home Entertainment Group Earnings Conference CallEvent Date/Time: Jan. 25. 2005 / 12:30PM ETEvent Duration: 37 min

CORPORATE PARTICIPANTS
 Joe McGuire
 Tweeter Home Entertainment Group, Inc. — CFO
 Jeff Stone
 Tweeter Home Entertainment Group, Inc. — President & CEO

CONFERENCE CALL PARTICIPANTS
 William Armstrong
 C.L. King & Associates — Analyst
 Scot Ciccarelli
 RBC — Analyst
 Adam Weiss
 Chilton — Analyst
 Robert Straus
 ING — Analyst
 Mitch Kaiser
 Piper Jaffray — Analyst

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Tweeter quarterly earnings conference call. At this time, all participants are in a listen-only mode. Later, we will be conducting a question-and-answer session, and instructions will be given at that time. (OPERATOR INSTRUCTIONS). As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host, Mr. Joe McGuire. Sir, you may begin.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Good morning, everyone. Thank you for participating in Tweeter Home Entertainment Group’s fiscal 2005 first-quarter earnings conference call. My name is John McGuire, and I’m the Chief Financial Officer. Also with us today is Jeff Stone, President and CEO; and Philo Pappas, the Company’s Senior Vice President of Merchandising.

I’d like to start with a brief statement about forward-looking statements. Afterwards, we’ll discuss the general business for the quarter, and then we’ll review the numbers. After these brief presentations, we’ll open it up to questions.

Certain statements contained in the press release and statements that may be made during this conference call, including words such as expects, believes, plans, anticipates and similar language, constitute forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated. Participants are cautioned not to place undue reliance on these forward-looking statements, and to refer to recent company filings on Form 10-K filed with the SEC for a more thorough discussion of risk factors associated with the Company. Copies of today’s press release and all other releases and SEC filings are available at our investor relations website, www.TWTR.com.

And now, here’s Jeff to give you a business summary.

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Good afternoon, everyone. Although we did not achieve our internal targets for the December quarter, we are pleased with our continued progress. For the two months ended November, we have just over a 3 percent positive comp gain, and finished December flat for a total comp gain for the quarter of 2 percent. For the quarter ended December 31, total revenue from continuing operations increased 5 percent to 262 million from 251 million in the same period last year.

Net income from continuing ops was 5.3 million, and diluted earnings per share was 21 cents for the quarter ended December 31. Our operating income from continuing operations for the quarter was 8.9 million, compared to 9 million for the same period last year. As a percentage of revenue, operating income from continuing operations was 3.4 percent, compared to operating income from continuing operations of 3.6 percent last year. This is primarily due to a 210 basis point increase in gross margin, a 300 point increase in selling expenses, which were offset by a 70 basis point decrease in core (ph) expenses.

Now, I’m going to give it back to Joe to put a little detail on the numbers.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Thanks, Jeff. The increase in gross margin rate is attributable to two things, primarily to improve vendor programs, and increases in the attachment selling of select high-margin categories, along with increases in certain product category gross margins. In short, we did a better job of selling a more complete basket to our customer.

Selling expenses as a percent of sales increased primarily as a result of a $5 million increase in advertising for this December quarter compared to last December quarter, due to the implementation of a new advertising strategy. In launching our new marketing or branding strategy, we believed it was important to spend more than our traditional advertising lever (ph) so the campaign would have a strong start during a season filled with both many potential customers and airwaves filled with a variety of messages. Our expectation is that we will be able to leverage the spend in the next few quarters. For the balance of the year, it is our plan to return to more historical levels of gross advertising spend. Also driving up selling expenses were continued expense increases associated with growing our Entertainment Architects home services business, increases in store level fringe and promotional bank service charges.

Corporate and administrative expenses declined 1.3 million to 10.5 million, and that compares to 11.8 million last year. The majority of this improvement comes from a decrease in consulting and professional service fees, combined with other minor decreases in other expenses.

We’re still seeing favorable results with our efforts on capital efficiency as our supply chain, inventory management and cash conversant cycle initiatives continue to improve. We reduced days of inventory from 101 a year ago to 92 at the end of December 2004. This helped reduce our cash conversion days by 5 year over year. Net inventory finished the quarter at 130 million, down 16 million compared to the prior-year level of 146 million. Discontinued inventory management continues to improve, as our aged disco is at its lowest point in some time. This helps with both overall transition management and gross margin rate yield. Inventory turns was 4.0 versus last year’s 3.6, a 40 basis point improvement. Long-term debt declined 12 million to 36 million, compared to 48 million for the same period last year.

And now, I’ll give it back to Jeff to go over a couple of other things before we go to Q&A.

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Great, Joe, thanks. We had record-breaking sales in our in-home services division, as home labor sales for the quarter surpassed 10 million, a 51 percent increase over the same quarter last year. This was a considerable driver of our sales success during the quarter, and played a role in our profitability.

We increased headcount 33 percent in both installers and related staff support year to year, and total expenses for the division increased by 37 percent. We believe that our profit gain in this division more than offset the expense increase. We are currently focused on a more rapid expansion of this line of our business.

Flat-panel televisions, comprised of both LCD and plasma technologies, represented 23 percent of our revenue mix for the quarter, compared to 18 percent for the same quarter last year. Projection TV was 21 percent of our revenue mix, compared to 24 percent last year, and tube TVs are down to 2 percent of our revenue mix, compared to 5 percent last year.

Unit sales for the television category declined for the quarter, as we had a substantial tube television unit decline of 40 percent. We have been steadily moving out of the tube TV business for 18 months now, and that transition is essentially complete.

We have continued growth in flat-panel sales and both unit sales, which were up 19 percent, with an ASP increase of 6 percent. We know that everyone is expecting overall ASP declines in the flat-panel category, and we will see them along with everyone else in the industry. But, since we do not play heavily in the entry-level price points and we’ve concentrated on better quality plasma sales in Q1, we experienced an ASP increase in the quarter which was better than plan. Overall for the television category, unit sales were down single digits, and the category ASP increased 11 percent.

Mobile multimedia grew 35 percent year over year, and as a percent of revenue grew 70 basis points. This continues to be a strong category with great potential. We expect satellite and HD radio to be additional drivers of the mobile category over the next couple of years.

We opened a new prototype store in Las Vegas during the first week of January, simultaneous with the consumer electronics show. The store is more of a showroom than a store. It is a laboratory for ideas, specifically around the connected home, the connected life and the conversions of IT, IP and A/V products.

The store was also designed with the thought of being more attractive to women. Executives from both Microsoft and HP, new vendor partners for Tweeter, were extremely pleased by the execution of the media center platform, and industry leaders and existing business partners gave us very positive feedback. We expect the (indiscernible) store to have a much higher average ticket, a higher percentage of revenue resulting from services, a more comprehensive total basket of product sales and the corresponding gross margin increment that you would expect from this type of sale. We will not be reporting any data on this test store until we report company results for the June quarter.

That does it for prepared remarks, and we would like to open up the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). William Armstrong, C.L. King & Associates.

William Armstrong — C.L. King & Associates — Analyst

I was wondering if you could maybe flesh out gross margin. You mentioned that certain categories were up and also attachment rates. What categories were they, and could you just flesh out the attachment rate increase?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 The total attachment rate of our full basket of accessories is up probably 160 basis points year over year, but the margin increase really came from two places. One, we have an improvement in vendor funds year over year; and, two, we have an improvement inside product categories themselves, in terms of gross margin. And then inside of that, what is driving debt is the improved attachment rate of things like monster cable, warranties, accessory pieces and so forth. And so, we did a better job selling that full basket.

 William Armstrong — C.L. King & Associates — Analyst

 And Jeff, could you just sort of talk about broadly what your plans are for the Entertainment Architects prototype, in terms of rolling it out to the rest of the chain? You mentioned that costs for development will continue into the foreseeable future. What sort of costs were incurred in the December quarter, and what kind of costs should we be looking at going forward?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Well, the name Entertainment Architects itself — first of all, we put that name on the store in Vegas. But it really denotes the full in-home services business. That’s what we’re calling it. That’s what we do; we go into a home and architect the total solution, using the products and technology that are available to us being (ph) to the consumer, around A/V, IT, IP-based products, and make all that stuff work seamlessly in the home. We’re calling that part of our business — and the salespeople, the installers, the names of the stores, anything associated with it — you know, that’s what Entertainment Architects do.

Right now, we have about 550, 560 people that operate in that division, doing — this is separate from salespeople, by the way; this is installers, people that — in support, schedulers, field supervisors that are separate from a sales team. That is the group that we will continue to increase. We will also continue to add to our outboard sales team. Typically, we have relied upon customers to come across the threshold of our stores, driven in by our advertising initiatives. In an outbound selling effort, you’ve got some portion of your sales team working the builder, designer, architectural professions out in any given marketplace to help drive a different type of traffic through us doing that type of work, and just not relying on our traditional forms of advertising.

Some of our most accomplished salespeople currently just work on referrals and with a designer, builder or architectural — or all those people combined in the community, and don’t take many ups (ph) in the store. They just have a constant source of business that’s being referred to them, based on their confidence, and the confidence of the people that do that work inside the home.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 In terms of your question about what’s the plans to roll that out, there are not concrete plans to roll that out at the moment, but the purpose of that store is just to really act as a laboratory for us to learn. And then, as we take pieces of those learnings, some of that will be able to go back to the existing store fleet.

We’re going to open up the second store in Las Vegas sometime in the next 9 to 10 months, where we’ll take our learnings from this first store and further refine that in the second store. And then, as we gather those learnings, that fact set will drive our decision-making, but at the moment, we are open to the learnings. And so that’s the purpose of the store; it’s really supposed to be a place that’s not just one or two iterations out, but really several iterations further down the road of what the Tweeter of the future is going to look like.

 William Armstrong — C.L. King & Associates — Analyst

 And what sort of costs are we looking at here?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 For the store?

 William Armstrong — C.L. King & Associates — Analyst

 Yes, for the overall — not for the store, but just for this initiative, where you mentioned in the press release, continuing into the foreseeable future.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 So the costs that we are referring to is that it’s the cost as we continue to grow our installer base, and as we continue to grow headcount and equipment and resources dedicated to that business. That business, for the December quarter, grew 50 percent year over year. So at the moment, it is the fastest-growing part of our business. We believe, if we can solve some of our bottleneck constraints around our own internal capacity, that that business has the ability to maintain that growth rate. And that will require the continuous addition of people, in order to support that. And so, when we talk about those costs continuing into the future, that’s because we plan to continue to aggressively grow that business. And we’ll continue to aggressively add resources into it.

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 I’m doing this off the top of my hand, which is always not a wise thing to do, and Joe may have more specific details, but the cost for the division over last December quarter, even though sales were up $3.5 million, we were at least $2, $2.5 million in expenses to support that business, even knowing that we are still chasing, trying to get business done quicker. We ran all holiday season being out two to four weeks with our customer base who were desirous of the services. We just couldn’t get them done quick enough, and so we know we are losing some business along the way. Some people are just not going to wait for 30 days.

 William Armstrong — C.L. King & Associates — Analyst

 And just one final quick question. What were home audio sales during the quarter as a percentage of sales, and how did that compare with last year?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 As a percent of mix, total audio was 18.5 percent, just slightly down from last year at 19 percent.

Operator

 (OPERATOR INSTRUCTIONS). Scot Ciccarelli, RBC.

 Scot Ciccarelli — RBC — Analyst

 A couple questions. First off, just a point of clarification — once you guys finished the quarter-end accruals and such, did gross margins turn out to be much different than what you had anticipated?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Yes, they are better than plan.

 Scot Ciccarelli — RBC — Analyst

 So 210 basis points wasn’t a fit (ph); they did end up better than what you were expecting?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Yes. They are up better than I expected.

 Scot Ciccarelli — RBC — Analyst

 Second, can you help us get our arms around the corporate G&A for a second? It looks like this number was a lot lower than I guess what I would anticipate, even assuming consulting fees. Now, maybe there’s more moving parts in that line item than what I expected. Can you help us flesh that out? Because obviously, there was a pretty large sequential drop between the September quarter and the December quarter.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Sequential, but remember, there’s some of those expenses relative to accruals that go up. If you remember, in the September quarter, we had — I went to say it was 1 million 1 lease loss reserve improvements. So at year end, there was a couple of non-traditional things going on at year end that don’t go on, on a regular basis, per quarter. So you were expecting — help me with where your expectations were again —

 Scot Ciccarelli — RBC — Analyst

 I was thinking that the expense line would be higher than what you actually reported. So I understand that loss reserve — that’s one item, obviously. But what else was moving there? Consulting fees — I know they were hire in the September quarter. But is there something else at the corporate level? Because if I recall, one thing that you guys are spending a lot of money on was kind of the — let’s call it the back-office stuff for your installation force. Was there possibly a change to the expenses incurred on that side?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 No. If anything — well, most of those expenses sit up inside of selling, not inside of corporate and admin. And I guess what I would tell you is just that a better comparison is quarter for quarter, year over year as opposed to sequential quarters for us. Because that’s the place where you’ll find it won’t be quite as dramatic; it’s down 1 million 3, so we were down 10.5 compared to 11.8 at that same time last year.

 Scot Ciccarelli — RBC — Analyst

 I just didn’t think it would run that way. All right. So what we should expect to see is the corporate G&A rising throughout the course of the years, following the same seasonal patterns as what we’ve seen?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Correct, but I would also tell you that we expect to deliver year-over-year improvements in corporate G&A this year compared to last year, and in March, remember, you will see a big one, because last year during the March quarter — I think that was the quarter — we booked the valuation for the warrants we issued to RetailMasters, and that was about a $5.8 or $5.9 million hit. So that hit corporate G&A in the March quarter, so we won’t have that this year. So that will be a big point of differentiation between the two next quarter.

So we’ll just keep coming up with a new thing every quarter, Scot, just to make sure we’re keeping you on your toes.

 Scot Ciccarelli — RBC — Analyst

 Just to keep us confused — I appreciate that. And then the last question, on the selling and advertising — you told us it was $5 million more year over year. Can you give us what kind of base that was on, in terms of the advertising spend?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Well, for the year, we typically expend about 6 percent on gross. I will tell you that last year, for the December quarter — I’m doing this from memory, so go easy on me — I want to say it was a little over 14 million was the spend last December, and it was about 19-point-something million this year for the December quarter.

Operator

 Adam Weiss, Chilton.

 Adam Weiss — Chilton — Analyst

 I just wanted to ask you about how you’re managing the cost side of the home installation business, because you’re going to have sort of the huge seasonality, and it might be tough to meet all the demand in December. Then in June, maybe you won’t be able to meet as much. How much of the overhead is sort of hourly workers that you can manage in the down periods?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 So far, it’s not a seasonal business for us. I know that sounds counterintuitive, because you are thinking that retail business is strong in the holidays, so therefore, the installation business must be strong. This is the anti-retail business. Our business has been growing in dollars — forget about percentage of sales; it’s been growing in dollars every single quarter. We do not see, in the short-term future, any way to satiate demands, which means that overhead and the amount of installers that we have is really not a material — it’s not true information. If we had another 100 installers today that we could put on, we’d put them on.

So some day, hopefully, we will be wrestling with that very question. It’s not a question that we —

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 It’s not a this-year problem. (Multiple speakers).

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Not at all.

 Adam Weiss — Chilton — Analyst

 Well, how much business do you think you lost in the quarter by not having the installers?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 There’s a difference between lost and moving it from quarter to quarter. I think that you have to be able to install a plasma TV. If that’s what your customer wants, you need to be able to do that just like a regular home delivery. You got to be able to do it in three, four or fives days. Will people wait a couple weeks for a $20,000 installation or a $40,000 installation? Yes, absolutely. They wait for fine furniture, better drapes to be made and granite counter tops to be cut, sized, polished and installed. So our customers understand those timelines that are associated with buying that quality of goods.

That being said, in the entertainment space, when you get somebody all excited about watching a football game on a $20,000 unbelievable system, the family pretty much wants it installed in their home just as soon as you can do it. So I wouldn’t say that we are losing kind of the bigger-ticket sales. Might we be losing some of the $3,000/$4,000/$7,000 plasma TV business? Yes, we probably are.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 But we don’t have a really good way to measure that, Adam. So you hear us say that we think we’ve lost business, and we do. But it’s more an intuitive conclusion on our part, as opposed to we’ve got a hard amount of data to really say this is how much we lost.

 Adam Weiss — Chilton — Analyst

 I’m just trying to frame your comment where, okay, let’s say you had 20 percent more people in the division. You know that those people would be busy and getting the business, and you know that because you probably — either the backlog is stretching or you’re having to tell people it’s going to take us a month, and they’re going to say, okay, forget it. I was just curious if you have been tracking that, because that’s obviously — you’ve got 560 people now. How many people do you hope to have going into Christmas ‘05?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 I would hope that we have 1,000 people going into the fall season.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 So far, we have been able to grow heads roughly 25 to 30 percent every quarter. We certainly plan to at least continue that pace, and one of the things we’re working on is to try to understand where is our opportunity and what are some of the methods we can employ to maybe accelerate that some.

 Adam Weiss — Chilton — Analyst

 And was it 2.5 million of total cost in that business or just year over year?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 That was the increment when you said (ph) 2.5, yes.

 Adam Weiss — Chilton — Analyst

 So that’s pretty good incremental margin on the business. Do you think that will widen as you add people, or are you —?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 My guess is that that will be somewhat — just to drive both me and you crazy, that will be somewhat lumpy. So for this quarter, the revenue grew 50 percent and the expenses grew 37 percent, and the margins actually increased a little bit, because we were so busy that I think it helps to drive efficiency.

My guess is, depending upon the rate at which we’re able to adopt and attract new people, is we will probably see that fluctuate some from quarter to quarter. And again, it’s a relatively new business. So on a base of 500 people, you can move the needle fairly quickly from quarter to quarter.

So our expectation is that the margin that we have currently inside that business is at minimum sustainable. We do not think that we’ll have any margin degradation. And because we see some variation from market to market — like we have some markets where we earn more margin than we do in others, because we have differences in terms of the maturity of the field team, and we’ve seen a direct correlation between the maturity of the field team and the kind of margin they can deliver, the efficiencies of the crews — we believe that by continuing to drive the underperformers kind of more to the mean, that we’ll be able to actually get some incremental margin on the overall business if we simply bring some of the poor-performing regions up to the level of some of the better-performing regions.

So we don’t think we’ve maximized that everywhere yet. We clearly have geographically some good variations inside that business.

 Adam Weiss — Chilton — Analyst

 Do the salespeople have the flexibility to offer customers lower product pricing if they take the service installation part?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 That is not the plan. To imagine that that doesn’t happen would be incorrect on our part, because we know what the salesperson is like. It shouldn’t be happening on smaller sales, but if somebody comes in and there’s a regular retail package of products available for $20,000, to think that they don’t shave some of the price off a little bit — I’m sure it happens.

 Adam Weiss — Chilton — Analyst

 Is that really the average price point that you are seeing the majority of the business come through, at the $15,000 to $20,000 —?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 No. Just our biggest selling labor SKU for the quarter was an installation of a flat-panel TV. It was the number-one thing that our folks were doing. Now, inside of that, they might be doing other things at the same time. We hang a lot of flat-panel TVs, and that’s anywhere from $4,000 to $10,000/$12,000$12,000.

Operator

 Robert Straus, ING.

 Robert Straus — ING — Analyst

 Just a quick question. Jeff, you had mentioned something about outbound selling force, and I assume that those people were within the group of 550 to 560 people that you had under installation. For outbound selling, how many people do you have concentrating on that effort?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 First of all, that group is not part of the 550 or 560. They are part of our retail sales team, and I can’t give you a hard number on what that is. Over the last couple of years, as we’ve been focusing on this in-home initiative, what has happened is that just through the regular dynamics of the changing responsibilities of the salesperson that’s focused on being in the home all the time, that person, assuming he does a good job, gets probably two, three, four referrals from every customer that he does a good job at selling the right solution, and we do a good job installing it. So that person is no more reliant on being inside the showroom to earn a living, and what’s happening is different skillsets. It’s learning how to operate outside the store, come in the store ready to use the computer to type in the order. But I really actually don’t know how many that we have.

What I do know is we’re working like crazy. At the end of the fiscal year, we had about 25 percent of our sales team, which is 2,200 people, who are comfortable making presentations inside a customer’s home. And our goal through our training programs that we’ve got rolled out in fiscal ‘05 is to get that number somewhere between 75 percent and 90 percent. So we would actually like to create a sales organization that’s comfortable selling both in the store and in the home. When you can get in the customer’s home, the average consumer steps themselves up not only into the quality of what they were buying if they came in for a plasma TV, but will typically set themselves up for additional rooms, whether it’s additional rooms of music with in-wall speakers in other rooms, or a host of other things that a salesperson can point out the possibilities inside the home.

 Robert Straus — ING — Analyst

 Over what period of time do you think you can get that number up to the 75 percent area? Is that over the next two, three years? Longer?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 By the end of the month.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Okay, he’s (multiple speakers) across the table. Two years.

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 It will take us a couple years to get our entire sales force comfortable. And I’ll tell you frankly, in between that, some of the team just won’t enjoy going out and being an in-the-home salesperson. They’ll want continue to be a showroom person, and that will be just fine.

 Robert Straus — ING — Analyst

 And then on another front, regarding the audio segment, it seems like it’s ticked down a little bit, from a percentage of total revenue perspective. Can you give us a little bit more color what’s happening in audio? I think it has been kind of declining, but those declines have slowed. Is selling home theater packages helping that area out — just to give us more color on audio?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Sure. As you mentioned, our audio declines have been slowing. If you look at our core audio business, things like receivers and speakers, those declines have been dramatically slowing down. For example, this recent quarter, our speaker business was flat to last year. A lot of that is being driven by, again, our in-home insulation strategy where in-ceiling and in-wall speakers just have been absolutely flying.

The other piece of audio that has really taken off for us is kind of like the newer trending parts of the audio business. Believe it or not, we had a very successful season in table radio, more higher-end radios that customers want for the holiday season. And also, our personal audio business, obviously driven by the iPod, drove a lot of business for us, as well, in that category.

 Robert Straus — ING — Analyst

 The last question is if you can give us any color on trends that you’re seeing in January thus far?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Nice try, Robert, but you know we don’t do sales interim quarter. So you’ll have to hold off until April for that one.

Operator

 Mitch Kaiser, Piper Jaffray.

 Mitch Kaiser — Piper Jaffray — Analyst

 I’m just curious — your goal for 15 million in net debt by year end — is that still what you’re thinking?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Yes.

 Mitch Kaiser — Piper Jaffray — Analyst

 And then, I just want to make sure I heard that right on your staffing model in the installation business. You said 33 percent increase in installers and a 33 percent increase in overhead. And if that’s correct, my question is at what point do you think you’ll start to see the mix of installers ramp up above the mix of the overhead or back-office?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 Let’s just get one thing on your notes (ph). So it was a 33 percent increase in headcount, it was a 37 percent increase in total expenses and a 51 percent increase in revenue. So it’s 33/37/51.

That being said, we actually believe we are approaching a place that we, as we had installed — where we feel, and we are seeing it again — if you remember my previous comment, where we have different markets at kind of different levels of maturity, we are already seeing in our more mature markets that we are hitting that inflection point, whereas we had installers were starting to leverage some of those fixed expenses. So we spent most of 2003 going the opposite direction, where we were deleveraging a lot, because we were growing the infrastructure faster, the installer base. We kept that reasonably level, and probably got a little bit of improvement towards the end of ‘04, and we think we are at a place in many of our markets where that will continue to be true, that we will leverage those fixed expenses. We have a couple of marketplaces were that’s not true.

So I think, in the aggregate, we will continue to leverage it. If you remember my other comments, it will be a little bit lumpy.

 Mitch Kaiser — Piper Jaffray — Analyst

 And I just want to make sure — what you referenced in terms of guidance at year end — still looking for positive comps in each quarter, still looking for positive earnings and debt paydown to 15 million by year end? Are all of those still valid, even though you’ve delivered a little bit below plan thus far?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 I don’t believe we ever talked about having positive earnings every quarter.

 Mitch Kaiser — Piper Jaffray — Analyst

 No, not positive earnings. For the full year. I’m sorry if I misspoke, Jeff.

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 We plan on having positive earnings for the year, and we expect to have positive comp-store sales for the year.

 Mitch Kaiser — Piper Jaffray — Analyst

 But not necessarily for every quarter?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 We’d hope to be in every quarter. We hope to be every month.

 Mitch Kaiser — Piper Jaffray — Analyst

 Every day, for that matter, huh?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 You got it.

 Mitch Kaiser — Piper Jaffray — Analyst

 And then, I just wanted to refresh and make sure I had this correct. Consulting fees down year over year — they are going to be down about, what, 7 million? Is that number accurate?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Yes. With the warrant, yes.

 Mitch Kaiser — Piper Jaffray — Analyst

 Okay, with the warrant?

 Jeff Stone — Tweeter Home Entertainment Group, Inc. — President & CEO

 With the warrant, absolutely.

 Mitch Kaiser — Piper Jaffray — Analyst

 And in terms of cost saves, you should get another incremental, about 1 million to 1.5 million in terms of cost saves on back-office?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Correct. Some of that will show in selling. Not all of that is corporate G&A, but yes.

 Mitch Kaiser — Piper Jaffray — Analyst

 And then, the last question. Did the conference championships help you out for football?

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 We’ll let you know when we report sales on April 5 or 6 or 7, whenever it is.

 Mitch Kaiser — Piper Jaffray — Analyst

 Well, I thought I’d try a different angle.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Good try, though. That’s very creative, very creative. Throw in the sports. That was good.

Operator

 I am not showing any more questions at this time, sir.

 Joe McGuire — Tweeter Home Entertainment Group, Inc. — CFO

 Okay, everybody. Thank you very much for participating in the call, and we’ll talk with you next quarter.

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